UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): October 7, 2004

                           EDGE PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                       000-22149               76-0511037
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
      of incorporation)                                      Identification No.)

 1301 Travis, Suite 2000, Houston, Texas                            77002
(Address of principal executive offices)                         (Zip Code)

       Registrant's telephone number, including area code: (713) 654-8960

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[_] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry Into a Material Definitive Agreement.

      On October 7, 2004, Edge Petroleum Corporation ("Edge") announced that it has signed a definitive agreement with Contango Oil & Gas Company ("Contango") to acquire all of Contango's properties located in South Texas for $50 million in cash. These properties are located primarily in Jim Hogg County, Texas and produce primarily from the Queen City formation. The properties to be acquired consist of 38 non-operated producing wells with an average 68% working interest and 52% net revenue interest. The purchase price is subject to adjustment for results of operations after July 1, 2004 and title and environmental defects and certain failures to obtain third party consents, if any. Edge plans to finance the planned acquisition through borrowings under the unused portion of its credit line, which is expected to increase as a result of this transaction and the issuance of common stock.

      The obligations of both parties under the agreement are subject to certain closing conditions, including, among other things, obtaining the approval of Contango's shareholders, waiver of certain preferential rights, obtaining certain consents, absence of certain material adverse effects and exceeding a specified amount of purchase price reductions. Under the agreement, Edge will assume certain liabilities related to the purchased assets.

      A party that fails to fulfill its obligations under the agreement after the satisfaction of the closing conditions may be required to pay $2 million in liquidated damages, but thereafter generally has no further obligations under the agreement. Liquidated damages in the same amount are payable by Contango upon a change in the Contango Board recommendation of the transaction or upon Contango pursuing a competing offer. Liquidated damages in the amount of $1 million are payable by Contango upon failure to obtain shareholder approval. The agreement provides that the closing is to be held on or before December 31, 2004, subject to an extension to as late as February 28, 2005 under certain circumstances. The agreement is included as exhibit 2.1 to this report and is incorporated herein by reference.

                                   ----------

      Statements regarding the consummation of the transaction, Edge's financing plans, increase in credit line, issuance of stock, contribution of acquisition, any other effect or benefit of the transaction, and any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions which are beyond Edge's ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include but are to limited to costs and difficulties related to integration of acquired businesses and assets, costs, delays and other difficulties related to the transaction, agreement by banks to increase credit line, market conditions to stock sale, actions by seller in the transactions, results of adjustments and other pre-closing matters, closing conditions to the transaction, the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its business and financial goals and other factors included in Edge's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Item 7.01 Regulation FD Disclosure.

      On October 7, 2004, Edge issued a press release announcing the execution of the purchase agreement. A copy of this press release is attached hereto as
Exhibit 99.1.

      The information furnished in this Item 7.01 and the related exhibit furnished in Item 9.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section. Such information may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references such information.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

2.1 Asset Purchase Agreement dated as of October 7, 2004 by and among Contango Step, L.P., Contango Oil & Gas Company, Edge Petroleum Exploration Company and Edge Petroleum Corporation.

99.1  Press release dated October 7, 2004 issued by Edge Petroleum Corporation.


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

                                   SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   Edge Petroleum Corporation

                                                   By:     /s/ Michael G. Long
                                                       -------------------------
                                                       Michael G. Long
                                                       Senior Vice President and
                                                       Chief Financial and
                                                       Accounting Officer

Date: October 12, 2004


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